Exhibit 10.3
SETTLEMENT AGREEMENT
[English translation of compensatory provisions]

BETWEEN THE UNDERSIGNED:
XEROX FRANCE SAS,
A French SASU, registered with the Commercial Registry of Bobigny under number 602 055 311, whose registered office is located at 33 rue des Vanesses – Immeuble Exelmans – 93420 Villepinte (represented for the purposes hereof by Ms. Suzan Morno-Wade, Executive Vice President and Chief Human Resources Officer of Xerox Corporation duly empowered), hereafter referred to as the “Company”; and

Mr. Hervé TESSLER,
Residing at [home address], hereafter referred to as “Mr. Tessler.”

NOW, THEREFORE, THE PARTIES HAVE AGREED, AS AN IRREVOCABLE, FINAL AND LEGALLY BINDING SETTLEMENT, AS FOLLOWS:
ARTICLE 1
1.1 The Company confirms that it has released Mr. Tessler from the performance of his notice period as from 28 February 2020, which is his last date of effective work for the Company. The Company and the Group hereby undertake to pay to Mr. Tessler the salary and other amounts owed to him and set forth in Exhibit 1.
1.2 The Company will pay to Mr. Tessler in the framework of his final statement of account a dismissal indemnity, pursuant to the provisions of the in-house agreement (Convention Collective d’Entreprise Xerox S.A.S.) dated 10 December 2015, which will be paid in the amount and according to the manner set forth in Exhibit 1.
1.3 The Company and the Group hereby agree to provide to Mr. Tessler all amounts and benefits listed in Exhibit 2 attached hereto as a transactional lump-sum and final settlement indemnity in connection with the termination of his employment contract and the end of all the functions held within the Company or any other company of the Group.
ARTICLE 2
It is expressly agreed that the amounts and benefits listed in Sections 1.1 and 1.2 above shall be provided to Mr. Tessler at the time and according to the manner set forth in Exhibit 1.
It is expressly agreed that the amounts and benefits listed in Section 1.3 above shall be provided to Mr. Tessler at the time and according to the manner set forth in Exhibit 2.

ARTICLE 3
Mr. Tessler hereby acknowledges that the amounts specified in Article 1 above shall cover all the amounts and benefits of any type whatsoever that may be owed to him by the Company and any company of the Group, in any connection whatsoever, and subject to the effective payment of the various amounts due to him restrictively enumerated under Article 1 above, that all his rights have been satisfied, without any exceptions or reservations whatsoever.
ARTICLE 4
4.1 Mr. Tessler hereby confirms that he has returned to the Company all documents and all the equipment belonging to the Company, and in particular any documents notwithstanding their nature, concerning the Company’s activities, products, clients or members of the personnel, including his laptop and company car.
Mr. Tessler hereby confirms that he has removed all Company data from his personal mobile phones. For the avoidance of doubt, the Company will make arrangements with its mobile phone service providers so that Mr. Tessler retains the same telephone numbers that he used during his employment with the Company, provided that neither the Company nor the Group will be responsible for paying for, or reimbursing Mr. Tessler for, any charges associated with his mobile phone service after March 6, 2020.
4.2 Mr. Tessler hereby agrees not to give, procure or supply, in any manner whatsoever, whether directly or indirectly, to any person, firm, association or company, any trade secrets or any confidential information concerning inter alia (but without being limited to) the Company’s or the Group’s business operations and activities, its products, its customers and/or the members of its personnel, unless he has first procured written authorization to do so, from a legally authorized representative of the Company or the Group.
4.3 Mr. Tessler hereby further agrees not to make any statements that could serve to harm the Company’s or the Group’s image or reputation, or any statements of a type that could discredit the Company, its business operations and activities, its products, its management or the members of its personnel. In the same manner, Mr. Tessler hereby agrees not to make any statements that could be interpreted as a denigration of the Company, its business operations and activities, its products, its executive management or the members of its personnel, or any other company of the Group.
The Company and the Group agree not to make any statement that could harm or discredit Mr. Tessler's image or prove detrimental to his reputation, including any business or activity he might undertake in the future. In the same manner, the Company and the Group hereby agree not to make any statement that could be interpreted as a denigration of Mr. Tessler. More generally the Company, the Group, their executive management of the members of their personnel undertake to abstain from any criticism or disparagement against Mr. Tessler. Notwithstanding the foregoing, the Company and the Group reserve the right to communicate that the Company and the Group are implementing a new business strategy designed to improve financial results in EMEA operations, and that this strategy includes putting a new leadership team in place, and it is expressly agreed that this communication is in no way restricted by Section 4.3.

4.4 Mr. Tessler hereby irrevocably undertakes not to draft any affidavit or make any testimony, other than those which would be required from him by a judiciary authority, with respect to the facts and acts which may have come to him knowledge in the framework of his functions within the Company.
Mr. Tessler confirms in addition that he has not drafted any affidavit, whatever its nature and for whichever file or case in which the Company would be involved, within the twelve-month period preceding his departure from the Company.
In addition, Mr. Tessler undertakes not to participate, against the Company, directly or indirectly, to any procedure involving the Company or any other company of the Group or its managers, any assimilated person or any person managing or having managed these companies regarding facts which occurred prior to the termination of his employment contract, except (i) in case he would be himself subject to legal proceeding and would be under the obligation to organize his defense (ii) as well as in the case of a litigation (except in labor and employment matters) arising after Mr. Tessler’s departure.
4.5 The Company hereby releases Mr. Tessler from the Non-Competition and Nonsolicitation Undertakings of February 19, 2010, between the Company and Mr. Tessler, and shall have no obligation to pay Mr. Tessler any amounts under that agreement.
However, given the extreme sensitiveness of the know-how and technical and commercial information to which Mr. Tessler had access in the framework of his functions and the extremely competitive nature of the Company’s activities, the Parties expressly agree that entering into a non-compete contractual clause is necessary in order to protect the Company’s legitimate interests. Therefore, Mr. Tessler expressly agrees to:
(a) for a period of 12 months starting as from his last day of effective work for the Company (i.e. February 28, 2020), not directly or indirectly, in any manner whatsoever, on his own behalf or on behalf of a third party, to enter into, work for, participate in, be involved in or take an interest (as an employee, owner, partner, shareholder, agent, consultant, officer or otherwise, and in any capacity whatsoever), by any means whatsoever, in any business or undertaking conducted or owned by HP, Inc. or its subsidiaries and affiliates.
(b) for a period of 12 months starting from his last day of effective work for the Company (i.e. February 28, 2020), not, directly or indirectly solicit persons or companies that have been customers of the Company and/or the Group during the last 12 months prior his last day of effective work for the Company, to:
(i) establish commercial relationships concerning products or services that compete with those manufactured or marketed by the Company or the Group as of his last day of effective work for the Company; or
(ii) induce such clients to reduce or terminate their established business relationships with the Company or the Group.
This paragraph (b) will be applicable in all of the following jurisdictions:
•France, United Kingdom, United States of America;
•Brazil, Russia, India (for DMO activity).

(c) In addition to the non-competition and non-solicitation covenants set forth above, Mr. Tessler undertakes not to, directly or indirectly, for a period of 12 months following the date of his last day of effective work for the Company i.e., 28 February 2020, solicit, induce, encourage or assist any Company’s or Group’s employee to leave his or her employment with the Company any other company of the Group.
In return for the non-competition and non-solicitation undertaking under this Section 4.5, Mr. Tessler will receive a gross indemnity of 294,145 € with the payroll of April 2020, as well as a complement of indemnity of 34,096.48 € gross with the payroll of August 2020.
Mr. Tessler acknowledges that, in light of his training and his professional profile, the non-competition obligations of this Section 4.5 do not hinder his capacity to find a new position.
The Parties expressly agree that, in addition to any remedies available to the Company or the Group under other agreements or programs, the Company has the right to demand repayment of any of the compensation provided under Section 4.5 (b) above if Mr. Tessler violates the terms of this noncompetition obligation, to the extent permitted by law.
ARTICLE 5
In accordance with the provisions of article 2052 of the French Civil Code, Mr. Tessler hereby expressly waives, as against the Company and the Group, and their directors, managers and employees, any and all claims or actions in relation to the performance, the termination, and/or the consequences of the performance or the termination, of all the duties held by him within the Company or the Group.
For the avoidance of doubt, the Company and the Group represent that the liability insurance policy maintained by the Group for its directors and officers (“D&O Policy”) shall continue to cover Mr. Tessler for acts that occurred during his employment, including, without limitation, pending litigation in Brazil, to the same extent as if he remained employed by the Company.
ARTICLE 6
The Parties hereby respectively agree that their consent to this agreement has in no way been the subject of any coercion, and that it expresses their intentions with full knowledge of the facts and consequences.
This settlement agreement is being entered into under the conditions of articles 2044 to 2058 of the French Civil code, and as between the parties hereto, it shall constitute res judicata and not be subject to any appeal.
ARTICLE 7
The parties hereby respectively agree to treat this settlement agreement, as well as all of its terms and the negotiations having led up to its execution, as being strictly confidential, provided however that the parties shall be authorized to make reference to this settlement agreement in court, for the purposes of requiring compliance with its terms or for the purposes of petitioning for sanctions in case of any breach of such terms.

Notwithstanding the above, the parties hereby agree that the contents of this settlement agreement may be disclosed to shareholders through filings required by the U.S. Securities and Exchange Commission. and to authorized representatives of the public authorities and/or social security agencies.
Mr. Tessler acknowledges that he clearly understands the treatment of the amounts paid within the scope of the present agreement regarding the social security, unemployment and tax authorities, and that it will in no event affect the validity of the present settlement agreement. For these purposes, he has been informed that the settlement indemnity that will be paid to him within the scope of the present agreement will be declared to the competent authorities, as required, in compliance with law, and he will ensure that all tax formalities are complied with in accordance with the Xerox Tax Equalization Policy.
ARTICLE 8
The definitive version of this agreement that binds the parties is the French language version, the English version being provided for information purposes only. In the event of a contradiction between the two versions, the French version shall prevail.
ARTICLE 9
This agreement is governed by French law, both with respect to its performance and its termination. Any dispute relating hereto shall be subject to the exclusive jurisdiction of the French courts.
Executed in duplicate, on 28 February 2020.

/Suzan Morno-Wade/

For the Company
Ms. Suzan Morno-Wade

/Hervé Tessler/

Mr. Hervé Tessler

EXHIBIT 1

Section (i)
The Company will pay Mr. Tessler his paid vacation indemnity for paid vacation days and “convenance personnelle” days accrued and not taken on 17 May 2020, corresponding to a total amount of 66,322.11€.

Section (ii)
The Company will pay to Mr. Tessler an indemnity corresponding to the thirteenth month for year 2020 prorated according to his time of presence within the Company for a total amount of 14,578.56 €.

Section (iii)
Mr. Tessler will be paid a bonus under the 2019 Management Incentive Plan in April 2020 (“MIP”), as determined by the Compensation Committee of the Xerox Holdings Corporation Board of Directors, which shall be the amount of his target bonus adjusted for Xerox corporate performance and further adjusted downward to 40% of such amount, i.e. a gross amount of 196,096 €.

Section (iv)
Mr. Tessler will remain employed by the Company for a three-month notice period through 17 May 2020. He shall perform no services for the Company after 28 February 2020, which is his last date of effective work for the Company.

For the duration of the three-month notice period the Company will provide the following remuneration to Mr. Tessler at the time and according to the manner as if he were actively employed by the Company through 17 May 2020:
1. Base salary of 38,559.23 x 3 = 115,677.69 €.
2. Continued coverage for Mr. Tessler and his eligible dependents under the Company’s medical plan.
3. Continued vesting in his outstanding awards under the Xerox Corporation 2004 Performance Incentive Plan (“PIP”) in accordance with the terms of the awards and the PIP, it being further provided that such vested awards will be paid to Mr. Tessler according to the terms of the awards and the PIP.
4. Payment of invoices for services of a personal financial advisor, up to the normally applicable 8,800 € limit within a rolling two-year period.
5. Continuation of his assignment allowances pursuant to the assignment letter dated 24 October 2016 (the “Assignment Letter”).

Section (v)
The Company will provide continued coverage for Mr. Tessler and his eligible dependents under the Company’s medical plan for up to one year after the end of his notice period (the three-month notice period ending on 17 May 2020), while he is receiving unemployment insurance du Pole Emploi.

Section (vi)
The Company will reimburse repatriation expenses for covered expenses incurred by Mr. Tessler within the period going from the end of his notice period up until 60 days after 17 August 2020, in accordance with the terms of the Assignment Letter.

Section (vii)
The Company will pay to Mr. Tessler in the framework of his final statement of account a dismissal indemnity, pursuant to the provisions of the in-house agreement (Convention Collective d’Enterprise Xerox S.A.S.) dated 10 December 2015, in an amount equal to the sum of 12 months average gross salary, which equals a total gross amount of 1,187,968.49 €. The amount payable under this Section (vii) shall be paid as a lump sum by means of a wire transfer to Mr. Tessler’s bank account with his final pay at the end of his notice period on 17 May 2020.

Section (viii)
All amounts payable under this Exhibit 1 are paid subject to withholding for French “hypothetical tax” (income and social) in accordance with the Xerox Tax Equalization Policy that applies to Mr. Tessler’s employment contract as a result of his assignment to the UK.

Mr. Tessler will continue to be covered by the Xerox Tax Equalization Policy, with respect to the calendar year in which his employment terminates and the following calendar year (i.e., 2020 and 2021), as set forth in the Assignment Letter, and for any year thereafter in which he receives income related to his international assignment period from the Company or the Group. For any calendar years in which he receives compensation related to his international assignment period subject to the Xerox Tax Equalization Policy, Mr. Tessler will continue to be eligible to request and receive information about the impact of the Xerox Tax Equalization Policy with respect to his personal tax situation from the Company’s advisor as to such policy (currently EY), to the same extent as if he were still employed by the Company.

EXHIBIT 2

Section (i)
The Company agrees to pay to Mr. Tessler the total gross amount of 115,677.29 €.

The amount under this Section (i) will be paid by wire transfer to Mr. Tessler’s bank account in three equal installments (of 38,559.23 € each) at the end of the months of June, July and August 2020.

Section (ii)
The Company agrees that Mr. Tessler keeps the following benefits up until 17 August 2020:
•Continued coverage for Mr. Tessler and his eligible dependents under the Company’s medical plan.
•Continued vesting in his outstanding awards under the Xerox Corporation 2004 Performance Incentive Plan (“PIP”) in accordance with the terms of the awards and the PIP, it being further provided that such vested awards will be paid to Mr. Tessler according to the terms of the awards and the PIP.
•Payment of invoices for services of a personal financial advisor, up to the normally applicable 8,800 € limit within a rolling two-year period.
•Continuation of his assignment allowances pursuant to the assignment letter dated 24 October 2016 (the “Assignment Letter”).

Section (iii)
The Company agrees to pay invoices submitted to the Company for 12 months of outplacement assistance expenses incurred by Mr. Tessler within 12 months after 28 February 2020, his last date of effective work for the Company, up to a maximum amount of 13,200 €.

Section (iv)
All amounts payable under this Exhibit 2 are paid subject to withholding for French “hypothetical tax” (income and social) in accordance with the Xerox Tax Equalization Policy that applies to Mr. Tessler’s employment contract as a result of his assignment to the UK.

Mr. Tessler will continue to be covered by the Xerox Tax Equalization Policy, with respect to the calendar year in which his employment terminates and the following calendar year (i.e., 2020 and 2021), as set forth in the Assignment Letter, and for any year thereafter in which he receives income related to his international assignment period from the Company or the Group. For any calendar years in which he receives compensation related to his international assignment period subject to the Xerox Tax Equalization Policy, Mr. Tessler will continue to be eligible to request and receive information about the impact of the Xerox Tax Equalization Policy with respect to his personal tax situation from the Company’s advisor as to such policy (currently EY), to the same extent as if he were still employed by the Company.